Exhibit 99.1

NEWS FROM LAKELAND FINANCIAL CORPORATION

FOR IMMEDIATE RELEASE

Contact

Lisa M. O’Neill

Executive Vice President and Chief Financial Officer

(574) 267-9125

lisa.oneill@lakecitybank.com

Lakeland Financial Reports Record Quarterly Performance

Warsaw, Indiana (January 25, 2021) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported full year net income of $84.3 million, which represents a decrease of $2.7 million, or 3%, compared with net income of $87.0 million for 2019. Diluted earnings per share decreased 2% to $3.30 compared to $3.38 for 2019. Pretax pre-provision earnings1 were $118.6 million for 2020 compared to $110.6 million for 2019, an increase of $8.0 million, or 7%, due primarily to an increase in net interest income.

The company further reported record quarterly net income of $24.6 million for the three months ended December 31, 2020 versus $22.2 million for the comparable period of 2019, an increase of 11%. Diluted net income per common share was also a record for the quarter and increased 13% to $0.97 for the three months ended December 31, 2020 versus $0.86 for the comparable period of 2019. On a linked quarter basis, net income increased $1.8 million, or 8%, from the third quarter of 2020, in which the company had net income of $22.8 million, or $0.89 diluted earnings per share. Pretax pre-provision earnings1 were $31.6 million for the fourth quarter of 2020, an increase of 13%, or $3.7 million, from $27.9 million for the fourth quarter of 2019. On a linked quarter basis, pretax pre-provision earnings increased 6%, or $1.7 million, from $29.9 million for the third quarter of 2020.

David M. Findlay, President and Chief Executive Officer commented, “The Lake City Bank team demonstrated how much we can accomplish in a challenging environment when everyone steps up. During 2020, we experienced unprecedented loan growth on our balance sheet through the combination of the Paycheck Protection Program and more traditional organic loan growth. We are proud of the role we played in assisting our clients in working through the challenges presented by the COVID-19 crisis. Further, we provided uninterrupted service through our 50 branch offices in a continuously difficult environment. As we conclude 2020 with consecutive record results in the third and fourth quarters, we are well-positioned as we enter 2021.”

Highlights for the year and quarter are noted below.

Full year 2020 versus 2019 highlights:

•	Total assets of $5.8 billion, an increase of $884 million, or 18%

•	Return on average equity of 13.51% compared to 15.47%

•	Return on average assets of 1.55% compared to 1.76%

•	Average loan growth of $444.9 million, or 11%

1 Non-GAAP financial measure – see “Reconciliation of Non-GAAP Financial Measures”

o	Paycheck Protection Program (PPP) loans originated of $570 million

o	Loan growth, excluding PPP loans, of $171 million, or 4%

o	PPP loans forgiveness applications approved by SBA of $142 million

•	Core deposit growth of $1.00 billion, or 25%

o	Noninterest bearing demand deposit growth of $555 million, or 56%

•	Net interest income increase of $8.0 million, or 5%

•	Noninterest income increase of $1.8 million, or 4%

•	Revenue growth of $9.8 million, or 5%

•	PPP interest and fee income of $12.8 million

•	Pretax pre-provision earnings growth of $8.0 million, or 7%

•	Provision expense of $14.8 million versus $3.2 million in 2019

•	Allowance for loan losses increase of $11 million or 21%

•	Total equity and tangible common equity[1] increase of $59 million, or 10%

Fourth Quarter 2020 versus Fourth Quarter 2019 highlights:

•	Return on average equity of 15.18%, compared to 14.90%

•	Loan growth, excluding PPP loans, of $171 million, or 4%

o	PPP loans outstanding of $412 million

•	Average fourth quarter deposit growth of $651 million, or 15%

•	Net interest income increase of $5.8 million, or 15%

•	PPP interest and fee income of $6.5 million

•	Noninterest income increase of $663,000, or 6%

•	Revenue growth of $6.5 million, or 13%

•	Noninterest expense increase of $2.8 million, or 13%

•	Pretax pre-provision earnings increase of $3.7 million, or 13%

•	Average total equity increase of $53 million, or 9%

•	Risk-based capital ratio of 14.7% at December 31, 2020 compared to 14.4% at December 31, 2019

Fourth Quarter 2020 versus Third Quarter 2020 highlights:

•	Return on average equity of 15.18%, compared to 14.36%

•	Return on average assets of 1.70%, compared to 1.64%

•	Loan growth, excluding PPP loans, of $205 million, or 5%

•	Core deposit growth of $284 million, or 6%

•	Noninterest bearing demand deposit growth of $117 million, or 8%

•	Net interest income increase of $4.8 million, or 12%

•	Net interest margin of 3.28%, compared to 3.05%

•	PPP interest and fee income of $6.5 million, compared to $3.3 million

•	Revenue growth of $3.5 million, or 7%

•	Provision for loan losses of $920,000 compared to $1.8 million, a decrease of $830,000, or 47%

•	Nonperforming loans of $12.1 million, a reduction of $1.4 million, or 10%

•	Noninterest expense increase of $1.8 million, or 8%

•	Pretax pre-provision earnings increase of $1.7 million, or 6%

•	Average total equity increase of $13.7 million, or 2%

•	Full-time employee equivalent increase of 13

1 Non-GAAP financial measure – see “Reconciliation of Non-GAAP Financial Measures.”

Return on average total equity for the year ended December 31, 2020 was 13.51%, compared to 15.47% in 2019. Return on average assets was 1.55% in 2020 compared to 1.76% in 2019. The company’s total capital as a percent of risk-weighted assets was 14.65% at December 31, 2020, compared to 14.36% at December 31, 2019 and 14.90% at September 30, 2020. The company’s tangible common equity to tangible assets ratio1 was 11.21% at December 31, 2020, compared to 12.02% at December 31, 2019 and 11.41% at September 30, 2020.

As announced on January 12, 2021, the board of directors approved a cash dividend for the fourth quarter of $0.34 per share, payable on February 5, 2021, to shareholders of record as of January 25, 2021. The fourth quarter dividend per share of $0.34 represents a 13% increase from the $0.30 dividend per share paid in the third quarter of 2020.

Findlay stated, “Our balance sheet strength is critical to our success. We concluded 2020 with a strong capital position, which was further bolstered by our strong 2020 earnings performance. This robust capital foundation supports our ability to increase the dividend for our shareholders.”

During the first quarter of 2020, the company repurchased 289,101 shares of its common stock for $10 million at a weighted average price per share of $34.63. Share repurchases under the repurchase plan were suspended in March with $20 million of authorization remaining available under the plan, although the company may resume repurchases at any time. No shares were repurchased under the plan during the second, third or fourth quarters of 2020. The company continues to evaluate the share repurchase program pursuant to its previously established criteria for execution, which is set to expire on January 31, 2021.

Average total loans for 2020 were $4.42 billion, an increase of $449.9 million, or 11%, versus $3.97 billion for 2019. Included in the 2020 average were $376.8 million in PPP loans. Total loans outstanding grew $583.3 million, or 14%, from $4.07 billion as of December 31, 2019 to $4.65 billion as of December 31, 2020. PPP loans outstanding were $412.0 million as of December 31, 2020. Core loan growth, which excludes PPP loans, of $171.3 million, or 4%, reflects the underlying strength of the economy in our Indiana footprint. On a linked quarter basis, total loans grew $59.2 million, or 1%, from $4.59 billion at September 30, 2020. Core loans grew by $205.1 million offset by PPP loans forgiven and repaid in the amount of $145.8 million.

As of December 31, 2020, 900 loans with an aggregate principal amount of $142 million, representing 37% of the 2,409 total PPP loans originated with an aggregate amount of $570.5 million, were forgiven during the fourth quarter. In addition, the company had submitted an additional 10% of the total PPP loans originated in 2020, totaling $159.3 million, to the Small Business Administration (SBA) for forgiveness as of year-end. As of January 20, 2021, 1,211, or 50%, of the total PPP loans originated in 2020 totaling $180.4 million, were forgiven and $174.1 million, or 31%, had been submitted to the SBA for forgiveness. The company introduced a Fintech solution through a partnership with Numerated to manage the PPP loan portfolio. Additionally, the company has started accepting and submitting loan applications for the second round of PPP loans.

Findlay noted, “While the success of the PPP impacted our clients tremendously, we were also pleased with another strong quarter of organic loan growth. Clearly, despite its challenges, 2020 created opportunity for many of our clients and we were very pleased to see healthy loan demand as we moved through the third and fourth quarters.”

1 Non-GAAP financial measure – see “Reconciliation of Non-GAAP Financial Measures.”

Average total loans for the fourth quarter of 2020 were $4.62 billion, an increase of $616.3 million, or 15%, versus $4.00 billion for the comparable period of 2019. On a linked quarter basis, average total loans increased by $61.1 million, or 1%, from $4.56 billion for the third quarter of 2020 to $4.62 billion for the fourth quarter of 2020. On a linked quarter basis, average core loans increased by $115.3 million, or 3%, and average PPP loans declined by $54.2 million, or 10%.

Average total deposits for 2020 were $4.65 billion, an increase of $408.1 million, or 10%, versus $4.24 billion for 2019. Importantly, average core deposits increased by 12%, or $506.1 million, during 2020 to $4.6 billion from $4.1 billion in 2019 due to growth in average commercial deposits of $453.5 million, or 37%, and growth in average retail deposits of $148.3 million, or 9%, offset by a decline in public funds of $95.6 million, or 7%.

Total deposits grew $903.0 million, or 22%, from $4.13 billion as of December 31, 2019 to $5.04 billion as of December 31, 2020. In addition, total core deposits, which exclude brokered deposits, increased $1.00 billion, or 25%, from $4.02 billion at December 31, 2019 to $5.02 billion at December 31, 2020 due to growth in commercial deposits of $664.3 million, or 52%, growth in retail deposits of $301.9 million, or 19%, and growth in public fund deposits of $35.3 million, or 3%. The growth in deposits during 2020 was due primarily to an increase of $555.0 million, or 56%, in noninterest bearing demand deposits of $1.5 billion. Commercial and retail customers increased their cash on hand in response to the challenging economic environment. Brokered deposits decreased by $98.5 million, or 87%, from $113.5 million at December 31, 2019 to $15.0 million at December 31, 2020 due to reduced reliance on wholesale funding as a result of core deposit growth.

Findlay added, “The growth in deposits in 2020 created unprecedented liquidity on our balance sheet and provided us with great flexibility in funding the high levels of loan growth we experienced. We ended 2020 with very low reliance on non-core funding tools. As a result, we enter 2021 with a liquidity position that will provide for continued funding of expected loan demand.”

The company’s net interest margin decreased 19 basis points to 3.19% for 2020 compared to 3.38% for 2019. The lower margin in 2020 was impacted by lower yields on loans and securities, partially offset by a lower cost of funds. The Federal Reserve Bank decreased the target Federal Funds Rate by 225 basis points since the second half of 2019, including two Federal Reserve Bank emergency cuts to the Federal Funds Rate during March 2020. The two emergency cuts in March reduced the Federal Funds Rate by 150 basis points and brought the Federal Funds Rate back to the zero-bound range of 0.00% to 0.25%.

The company’s net interest margin was 3.28% in the fourth quarter of 2020 versus 3.30% for the fourth quarter of 2019 and 3.05% during the third quarter 2020. Quarterly net interest margin was impacted by a lower yield on the PPP loan portfolio, offset by fees earned as a result of PPP loan forgiveness and excess liquidity on the balance sheet. The company’s net interest margin excluding PPP loans was 16 basis points lower at 3.12% and reflected an 18 basis point decline from 3.30% for the fourth quarter of 2019. Linked quarter net interest margin excluding PPP loans was 3.17% for the third quarter of 2020. The yield on PPP loans was 3.41% for year ended December 31, 2020, which reflects the combined impact of the 1.00% interest rate on PPP loans and net PPP loan fee accretion.

Net interest income increased $8.0 million, or 5%, to $163.0 million in 2020, versus $155.0 million in 2019, due to significant loan and core deposit growth offset by margin compression. PPP loan interest and fees were $12.8 million during 2020. Net interest income increased $5.8 million, or 15%, to $44.7 million in the fourth quarter of 2020, versus $38.9 million in the fourth quarter of 2019. On a linked quarter basis, net interest income increased by $4.8 million, or 12%, from $39.9 million recorded in the third quarter of 2020. PPP interest and loan fees were $6.5 million in the fourth quarter of 2020, up from $3.3 million in the linked quarter due to PPP loan forgiveness approvals from the SBA and the resulting impact of accelerated PPP loan fee recognition.

On December 27, 2020, President Trump signed into law the Consolidated Appropriations Act, 2021. This law extended relief for troubled debt restructurings and current expected credit losses (CECL) adoption under the CARES Act. The company elected to remain on the incurred loan loss methodology for 2020. The company will adopt the CECL standard during the first quarter of 2021, effective January 1, 2021 and is in the process of re-evaluating and finalizing CECL day 1 impact.

The company recorded a provision for loan losses of $14.8 million in 2020 compared to $3.2 million in 2019, an increase of 362%, or $11.6 million. The company recorded a provision for loan losses of $920,000 in the fourth quarter of 2020, versus $250,000 in the fourth quarter of 2019 and $1.8 million in the third quarter of 2020. The higher provision in 2020 was driven by the potential negative impact to the company’s borrowers from the economic conditions resulting from the COVID-19 pandemic.

The company’s allowance for loan losses as of December 31, 2020 was $61.4 million compared to $50.7 million as of December 31, 2019 and $60.7 million as of September 30, 2020. The allowance for loan losses represented 1.32% of total loans as of December 31, 2020 versus 1.25% as of December 31, 2019 and 1.32% as of September 30, 2020. The company’s loan loss reserve to total loans excluding PPP loans1 was 1.45% as of December 31, 2020. PPP loans are guaranteed by the United States SBA and have not been allocated for within the allowance for loan losses.

Net charge-offs were $4.0 million in 2020 versus $1.0 million in 2019. The increase in net charge-offs in 2020 was primarily due to a $3.7 million charge-off resulting from a single commercial manufacturing borrower recorded in the first quarter of 2020. Net charge-offs for the fourth quarter of 2020 were $259,000 versus net charge-offs of $226,000 in the fourth quarter of 2019 and net charge-offs of $22,000 during the linked third quarter of 2020. Net charge-offs to average loans were 0.09% in 2020 compared to 0.03% for 2019. Annualized net charge-offs to average loans were 0.02% for the fourth quarters of 2020 and 2019 and 0.00% for the linked third quarter of 2020.

Nonperforming assets decreased $6.6 million, or 35%, to $12.4 million as of December 31, 2020 versus $19.0 million as of December 31, 2019 due to a decrease in nonaccrual loans. On a linked quarter basis, nonperforming assets were $1.4 million, or 10%, lower than the $13.8 million reported as of September 30, 2020. The ratio of nonperforming assets to total assets at December 31, 2020 decreased to 0.21% from 0.38% at December 31, 2019 and decreased from 0.25% at September 30, 2020. Watchlist loans as a percent of total loans, excluding PPP were 6.8% compared to 4.4% as of December 31, 2019 and 5.5% as of September 30, 2020.

“As we entered this crisis in the spring of 2020, we identified at-risk industries that totaled 19% of total loans. As we moved through 2020, it became clear that this was a conservative assessment of risk and we ended the year with identified at-risk industries totaling 3% of total loans. We are pleased to report that our borrowers fared better than our original concerns when the COVID-19 crisis started.” Findlay continued, “The increase in watch-list loans during 2020 reflects the challenges some of our borrowers are experiencing, particularly in the hotel and entertainment industries. We continue to work with these borrowers and believe our long track record of working through credit challenges will be valuable as we continue to support these borrowers.”

1 Non-GAAP financial measure – see “Reconciliation of Non-GAAP Financial Measures”

The company’s noninterest income increased $1.8 million, or 4%, to $46.8 million in 2020, compared to $45.0 million in 2019. The company’s noninterest income increased by $663,000, or 6%, to $11.8 million for the fourth quarter of 2020, compared to $11.1 million for the fourth quarter of 2019. Noninterest income decreased by $1.3 million, or 10%, from $13.1 million during the linked third quarter of 2020 due to lower interest rate swap fee income during the fourth quarter. For the full year of 2020, noninterest income was positively impacted by increases in interest rate swap fee income generated from commercial lending transactions, mortgage banking income, and wealth advisory fees due to continued growth of client relationships. Offsetting these increases was a decrease in service charges on deposit accounts driven primarily by lower treasury management fees as well as reduced levels of overdraft fee income.

The company’s noninterest expense increased $1.8 million, or 2%, to $91.2 million in 2020 compared to $89.4 million in 2019. The company’s noninterest expense increased $2.8 million, or 13%, to $24.9 million in the fourth quarter of 2020, compared to $22.1 million in the fourth quarter of 2019, and was higher by $1.8 million, or 8%, on a linked quarter basis. Data processing fees increased during 2020 primarily due to the company’s continued investment in customer-focused, technology-based solutions and ongoing cybersecurity and data management enhancements. FDIC insurance and other regulatory fees increased due to the expiration of insurance assessment credits and the impact of PPP loans on balance sheet growth. Salaries and employee benefits increased during 2020 primarily due to an increase to staffing in revenue producing and risk management areas as well as higher health insurance expenses. Professional fees increased due to higher legal expenses, increased fees to accounting firms and professional fees for innovative project implementations. Corporate and business development expenses decreased as in-person trainings and face-to-face customer and prospect meetings were limited due to COVID-19 safety protocols.

The company’s efficiency ratio was 43.5% for 2020 compared to 44.7% for 2019. The company’s efficiency ratio was 44.1% for the fourth quarter of 2020, compared to 44.2% for the fourth quarter of 2019 and 43.6% for the linked third quarter of 2020.

“2020 highlighted the strategic importance of our long-term strategy of continued focus and investment in technology and innovation. Fintech partnerships proved critical to us as we navigated the new banking environment for customer service delivery to our clients,” stated Findlay, “Despite the shift to remote workplaces, our teams continued to provide highly personalized services to our customers through technology. Innovation in technology, products and services and our brand is a marketplace expectation and critical to remaining relevant and competitive. Yet, we look forward to a return to a more normal operating environment when we can spend more time face-to-face with our clients and communities. It’s a hallmark of community banking and we’ll be ready for that when conditions permit. While keeping in contact through technology is great, it does not replicate the personal relationships we have with our clients, each other, and our communities.”

COVID-19 Crisis Management

On November 18, 2020, in response to the evolving COVID-19 situation in its markets, the company returned to limited lobby access to all its branch lobbies as well as a remote workplace environment for most non-retail employees. The company continued to invest in personal protective equipment, protective barriers and enhanced social distancing measures for the safety of bank customers and employees. These investments have totaled approximately $640,000 since the pandemic began. The company will keep all safety protocols in place until it determines that the public health risks posed by COVID-19 no longer require them.

Active Management of Credit Risk

The company’s Commercial Banking and Credit Administration leadership continues to review and refine the list of industries that the company believes are most likely to be impacted materially by the potential economic impact resulting of the COVID-19 pandemic. The current assessment includes a smaller group of industries compared to the initial list of potentially affected industries disclosed in the company’s April 27, 2020 first quarter, July 27, 2020 second quarter, and October 26, 2020 third quarter news releases. The company’s current list of industries under review represents approximately 3.3%, or $141 million, of the total loan portfolio, excluding PPP loans, versus $765 million, or 18.7%, as of April 27, 2020, $261 million, or 6.6%, as of July 27, 2020 and $228 million, or 5.7%, as of October 26, 2020. The current list of industries under review, along with their respective percentage of the loan portfolio, is hotel and accommodations – 2.3%, entertainment and recreation – 0.6% and full-service restaurants – 0.4%. The company has no direct exposure to oil and gas and limited exposure to retail shopping centers.

The company’s commercial loan portfolio is highly diversified, and no industry sector represents more than 10% of the bank’s loan portfolio as of December 31, 2020. Agri-business and agricultural loans represented the highest specific industry concentration at 10% of total loans. The company’s Commercial Banking and Credit Administration teams continue to actively work with customers to understand their business challenges and credit needs during this time.

COVID-19 Related Loan Deferrals

As detailed below, loan deferrals peaked on June 17, 2020, at $737 million, which represented 16% of the total loan portfolio. As of December 31, 2020, total deferrals attributable to COVID-19 were $101 million, representing 49 borrowers, or 2% of the total loan portfolio. Total deferrals as of January 20, 2021 represented a decline in deferral balances of 86% from peak levels. Of the $104 million, 23 were commercial loan borrowers representing $101 million in loans, or 2% of total commercial loans, and 25 were retail loan borrowers representing $3 million, or 1%, of total retail loans. All COVID-19 related loan deferrals remain on accrual status, as each deferral is evaluated individually, and management has determined that all contractual cashflows are collectable at this time.

As of January 20, 2021, nine borrowers with loans outstanding of $23 million were in their second deferral period and 11 borrowers with loans outstanding of $40 million were in their third deferral period, most of which were additional 90-day deferrals. Additionally, 14 borrowers with loans outstanding of $27 million were in their fourth-deferral period. Of the fourth deferral borrowers, two represented 82% of the fourth deferral population and were commercial real estate nonowner occupied loans supported by adequate collateral and personal guarantors and consist of loans to the hotel and accommodation industry.

The company’s retail loan portfolio is comprised of 1-4 family mortgage loans, home equity lines of credit and other direct and indirect installment loans. A third-party vendor manages the company’s retail and commercial credit card program and the company does not have any balance sheet exposure with respect to this program except for nominal recourse on limited commercial card accounts.

Total Loan Deferrals
	Peak June 17, 2020	June 30, 2020	December 31, 2020	January 20, 2021	% change from Peak
Borrowers	487	384	49	48	-90%
Amount (in millions)	$737	$653	$101	$104	-86%
% of Total Loan Portfolio	16%	15%	2%	2%	NA

Total Commercial Loan Deferrals
	Peak June 17, 2020	June 30, 2020	December 31, 2020	January 20, 2021	% change from Peak
Borrowers	351	322	22	23	-93%
Amount (in millions)	$730	$647	$98	$101	-86%
% of Commercial Loan Portfolio	18%	16%	2%	2%	NA

Total Retail Loan Deferrals
	Peak June 17, 2020	June 30, 2020	December 31, 2020	January 20, 2021	% change from Peak
Borrowers	136	62	27	25	-82%
Amount (in millions)	$7	$6	$3	$3	-57%
% of Retail Loan Portfolio	2%	1%	1%	1%	NA

Paycheck Protection Program

During the third quarter, the company began to process PPP loan forgiveness applications for its customers and in November 2020, the SBA began to approve forgiveness applications. In addition, the bank has engaged a third-party Fintech technology partner to assist the bank and its customers to automate the forgiveness application process. This application will also be used for the second round of PPP loan originations and forgiveness. As of December 31, 2020, Lake City Bank had 2,409 PPP loans originated representing $570.5 million in loan balances. Most of the PPP loans are for existing customers and 51% of the number of PPP loans are for amounts less than $50,000. As of December 31, 2020, the bank has submitted 1,145 loan forgiveness applications to the SBA in the amount of $300 million, which represented 48% of total PPP loans originated. The SBA has approved forgiveness for 900 loans in the amount of $142 million.

Liquidity Preparedness

Throughout the COVID-19 crisis, the company has monitored liquidity preparedness. Critical to this effort has been the monitoring of commercial and retail borrowers’ line of credit utilization. The company’s commercial and retail line of credit utilization at December 31, 2020 was 43% versus 46% at December 31, 2019. The company has a long-standing liquidity plan in place that ensures that appropriate liquidity resources are available to fund the balance sheet.

Lakeland Financial Corporation is a $5.8 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank, its single bank subsidiary, is the sixth largest bank headquartered in the state and the largest bank 100% invested in Indiana. Lake City Bank operates 50 offices in Northern and Central Indiana, delivering technology-driven and client-centric financial services solutions to individuals and businesses.

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at lakecitybank.com. The company’s common stock is traded on the Nasdaq Global Select Market under “LKFN.” In addition to the results presented in accordance with generally accepted accounting principles in the United States, this earnings release contains certain non-GAAP financial measures. The company believes that providing non-GAAP financial measures provides investors with information useful to understanding the company’s financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible common equity” which is “total equity” excluding intangible assets, net of deferred tax, and “tangible assets” which is “total assets” excluding intangible assets, net of deferred tax. A reconciliation of these non-GAAP measures to the most comparable GAAP equivalents is included in the attached financial tables where the non-GAAP measures are presented.

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “continue,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. The company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and, accordingly, the reader is cautioned not to place undue reliance on any forward-looking statements made by the company. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Numerous factors could cause the company’s actual results to differ from those reflected in forward-looking statements, including the effects of the COVID-19 pandemic, including its effects on our customers, local economic conditions, our operations and vendors, and the responses of federal, state and local governmental authorities, as well as those identified in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q.

LAKELAND FINANCIAL CORPORATION

FOURTH QUARTER 2020 FINANCIAL HIGHLIGHTS

	Three Months Ended			Twelve Months Ended
(Unaudited – Dollars in thousands, except per share data)	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
END OF PERIOD BALANCES	2020	2020	2019	2020	2019
Assets	$5,830,435	$5,551,108	$4,946,745	$5,830,435	$4,946,745
Deposits	5,036,805	4,767,954	4,133,819	5,036,805	4,133,819
Brokered Deposits	15,002	29,703	113,527	15,002	113,527
Core Deposits (3)	5,021,803	4,738,251	4,020,292	5,021,803	4,020,292
Loans	4,649,156	4,589,924	4,065,828	4,649,156	4,065,828
Paycheck Protection Program (PPP) Loans	412,007	557,851	0	412,007	0
Allowance for Loan Losses	61,408	60,747	50,652	61,408	50,652
Total Equity	657,184	636,839	598,100	657,184	598,100
Goodwill net of deferred tax assets	3,794	3,794	3,789	3,794	3,789
Tangible Common Equity (1)	653,390	633,045	594,311	653,390	594,311
AVERAGE BALANCES
Total Assets	$5,747,818	$5,520,861	$4,981,989	$5,424,796	$4,941,904
Earning Assets	5,501,505	5,282,569	4,748,361	5,184,836	4,656,707
Investments - available-for-sale	657,990	637,523	610,947	633,957	603,580
Loans	4,617,912	4,556,812	4,001,640	4,424,472	3,974,532
Paycheck Protection Program (PPP) Loans	503,041	557,290	0	376,785	0
Total Deposits	4,959,443	4,737,671	4,308,623	4,650,597	4,242,524
Interest Bearing Deposits	3,477,431	3,336,268	3,302,593	3,340,696	3,298,406
Interest Bearing Liabilities	3,568,572	3,433,326	3,336,343	3,437,338	3,390,512
Total Equity	644,677	630,978	591,193	624,174	562,601
INCOME STATEMENT DATA
Net Interest Income	$44,713	$39,913	$38,882	$163,008	$155,047
Net Interest Income-Fully Tax Equivalent	45,362	40,523	39,459	165,454	157,176
Provision for Loan Losses	920	1,750	250	14,770	3,235
Noninterest Income	11,782	13,115	11,119	46,843	44,997
Noninterest Expense	24,912	23,125	22,122	91,205	89,424
Net Income	24,592	22,776	22,198	84,337	87,047
Pretax Pre-Provision Earnings (1)	31,583	29,903	27,879	118,646	110,620
PER SHARE DATA
Basic Net Income Per Common Share	$0.97	$0.89	$0.86	$3.31	$3.40
Diluted Net Income Per Common Share	0.97	0.89	0.86	3.30	3.38
Cash Dividends Declared Per Common Share	0.30	0.30	0.30	1.20	1.16
Dividend Payout	30.93%	33.71%	34.88%	36.36%	34.32%
Book Value Per Common Share (equity per share issued)	25.85	25.05	23.34	25.85	23.34
Tangible Book Value Per Common Share (1)	25.70	24.90	23.19	25.70	23.19
Market Value – High	56.28	53.00	50.00	56.28	50.00
Market Value – Low	40.57	39.38	42.00	30.49	39.78
Basic Weighted Average Common Shares Outstanding	25,424,307	25,418,712	25,623,016	25,469,242	25,588,404
Diluted Weighted Average Common Shares Outstanding	25,519,643	25,487,302	25,818,433	25,573,941	25,758,893
KEY RATIOS
Return on Average Assets	1.70%	1.64%	1.77%	1.55%	1.76%
Return on Average Total Equity	15.18	14.36	14.90	13.51	15.47
Average Equity to Average Assets	11.22	11.43	11.87	11.49	11.38
Net Interest Margin	3.28	3.05	3.30	3.19	3.38
Net Interest Margin, Excluding PPP Loans (1)	3.12	3.17	3.30	3.19	3.38
Efficiency (Noninterest Expense / Net Interest Income plus Noninterest Income)	44.10	43.61	44.24	43.46	44.70
Tier 1 Leverage (2)	10.93	11.07	11.67	10.93	11.67
Tier 1 Risk-Based Capital (2)	13.39	13.65	13.21	13.39	13.21
Common Equity Tier 1 (CET1) (2)	13.39	13.65	13.21	13.39	13.21
Total Capital (2)	14.65	14.90	14.36	14.65	14.36
Tangible Capital (1) (2)	11.21	11.41	12.02	11.21	12.02
ASSET QUALITY
Loans Past Due 30 - 89 Days	$1,263	$1,106	$1,471	$1,263	$1,471
Loans Past Due 90 Days or More	116	19	45	116	45
Non-accrual Loans	11,986	13,478	18,675	11,986	18,675
Nonperforming Loans (includes nonperforming TDRs)	12,102	13,497	18,720	12,102	18,720
Other Real Estate Owned	316	316	316	316	316
Other Nonperforming Assets	6	0	0	6	0
Total Nonperforming Assets	12,424	13,813	19,036	12,424	19,036
Performing Troubled Debt Restructurings	5,237	5,658	5,909	5,237	5,909
Nonperforming Troubled Debt Restructurings (included in nonperforming loans)	6,476	6,547	3,188	6,476	3,188
Total Troubled Debt Restructurings	11,713	12,205	9,097	11,713	9,097
Impaired Loans	20,177	22,484	27,763	20,177	27,763
Non-Impaired Watch List Loans	265,970	198,851	152,421	265,970	152,421
Total Impaired and Watch List Loans	286,147	221,335	180,184	286,147	180,184
Gross Charge Offs	688	305	321	5,253	1,910
Recoveries	429	283	95	1,239	874
Net Charge Offs/(Recoveries)	259	22	226	4,014	1,036
Net Charge Offs/(Recoveries) to Average Loans	0.02%	0.00%	0.02%	0.09%	0.03%
Loan Loss Reserve to Loans	1.32%	1.32%	1.25%	1.32%	1.25%
Loan Loss Reserve to Loans, Excluding PPP Loans (1)	1.45%	1.51%	1.25%	1.45%	1.25%
Loan Loss Reserve to Nonperforming Loans	507.42%	450.09%	270.58%	507.42%	270.58%
Loan Loss Reserve to Nonperforming Loans and Performing TDRs	354.17%	317.13%	205.66%	354.17%	205.66%
Nonperforming Loans to Loans	0.26%	0.29%	0.46%	0.26%	0.46%
Nonperforming Assets to Assets	0.21%	0.25%	0.38%	0.21%	0.38%
Total Impaired and Watch List Loans to Total Loans	6.15%	4.82%	4.43%	6.15%	4.43%
Total Impaired and Watch List Loans to Total Loans, Excluding PPP Loans (1)	6.75%	5.49%	4.43%	6.75%	4.43%
OTHER DATA
Full Time Equivalent Employees	585	571	568	585	568
Offices	50	50	50	50	50

(1) Non-GAAP financial measure - see "Reconciliation of Non-GAAP Financial Measures"

(2) Capital ratios for December 31, 2020 are preliminary until the Call Report is filed.

(3) Core deposits equals deposits less brokered deposits

CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
	December 31,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Cash and due from banks	$74,457	$68,605
Short-term investments	175,470	30,776
Total cash and cash equivalents	249,927	99,381

Securities available-for-sale (carried at fair value)	734,845	608,233
Real estate mortgage loans held-for-sale	11,218	4,527

Loans, net of allowance for loan losses of $61,408 and $50,652	4,587,748	4,015,176

Land, premises and equipment, net	59,298	60,365
Bank owned life insurance	95,227	83,848
Federal Reserve and Federal Home Loan Bank stock	13,772	13,772
Accrued interest receivable	18,761	15,391
Goodwill	4,970	4,970
Other assets	54,669	41,082
Total assets	$5,830,435	$4,946,745

LIABILITIES
Noninterest bearing deposits	$1,538,331	$983,307
Interest bearing deposits	3,498,474	3,150,512
Total deposits	5,036,805	4,133,819

Borrowings
Federal Home Loan Bank advances	75,000	170,000
Miscellaneous borrowings	10,500	0
Total borrowings	85,500	170,000

Accrued interest payable	5,959	11,604
Other liabilities	44,987	33,222
Total liabilities	5,173,251	4,348,645

STOCKHOLDERS' EQUITY
Common stock: 90,000,000 shares authorized, no par value
25,713,408 shares issued and 25,239,748 outstanding as of December 31, 2020
25,623,016 shares issued and 25,444,275 outstanding as of December 31, 2019	114,927	114,858
Retained earnings	529,005	475,247
Accumulated other comprehensive income	27,744	12,059
Treasury stock at cost (473,660 shares as of December 31, 2020, 178,741 shares as of December 31, 2019)	(14,581)	(4,153)
Total stockholders' equity	657,095	598,011
Noncontrolling interest	89	89
Total equity	657,184	598,100
Total liabilities and equity	$5,830,435	$4,946,745

CONSOLIDATED STATEMENTS OF INCOME (unaudited - in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
NET INTEREST INCOME
Interest and fees on loans
Taxable	$45,779	$47,639	$176,538	$196,733
Tax exempt	105	231	647	951
Interest and dividends on securities
Taxable	1,554	1,953	6,973	8,909
Tax exempt	2,340	1,956	8,577	7,127
Other interest income	76	533	368	1,490
Total interest income	49,854	52,312	193,103	215,210

Interest on deposits	5,018	13,017	29,342	57,148
Interest on borrowings
Short-term	48	16	506	1,311
Long-term	75	397	247	1,704
Total interest expense	5,141	13,430	30,095	60,163

NET INTEREST INCOME	44,713	38,882	163,008	155,047

Provision for loan losses	920	250	14,770	3,235

NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES	43,793	38,632	148,238	151,812

NONINTEREST INCOME
Wealth advisory fees	1,874	1,833	7,468	6,835
Investment brokerage fees	522	387	1,670	1,687
Service charges on deposit accounts	2,658	2,926	10,110	15,717
Loan and service fees	2,615	2,508	10,085	9,911
Merchant card fee income	475	659	2,408	2,641
Bank owned life insurance income	629	644	2,105	1,890
Interest rate swap fee income	984	844	5,089	1,691
Mortgage banking income	966	370	3,911	1,626
Net securities gains	70	48	433	142
Other income	989	900	3,564	2,857
Total noninterest income	11,782	11,119	46,843	44,997

NONINTEREST EXPENSE
Salaries and employee benefits	13,717	12,203	49,413	48,742
Net occupancy expense	1,515	1,295	5,851	5,295
Equipment costs	1,550	1,378	5,766	5,521
Data processing fees and supplies	3,128	2,788	11,864	10,407
Corporate and business development	769	995	3,093	4,371
FDIC insurance and other regulatory fees	483	72	1,707	638
Professional fees	1,808	1,157	5,314	4,644
Other expense	1,942	2,234	8,197	9,806
Total noninterest expense	24,912	22,122	91,205	89,424

INCOME BEFORE INCOME TAX EXPENSE	30,663	27,629	103,876	107,385
Income tax expense	6,071	5,431	19,539	20,338
NET INCOME	$24,592	$22,198	$84,337	$87,047

BASIC WEIGHTED AVERAGE COMMON SHARES	25,424,307	25,623,016	25,469,242	25,588,404
BASIC EARNINGS PER COMMON SHARE	$0.97	$0.86	$3.31	$3.40
DILUTED WEIGHTED AVERAGE COMMON SHARES	25,519,643	25,818,433	25,573,941	25,758,893
DILUTED EARNINGS PER COMMON SHARE	$0.97	$0.86	$3.30	$3.38

LAKELAND FINANCIAL CORPORATION

LOAN DETAIL

FOURTH QUARTER 2020

(unaudited, in thousands)

	December 31,		September 30,		December 31,
	2020		2020		2019
Commercial and industrial loans:
Working capital lines of credit loans	$626,023	13.5%	$592,560	12.9%	$709,849	17.5%
Non-working capital loans	1,165,355	25.0	1,256,853	27.3	717,019	17.6
Total commercial and industrial loans	1,791,378	38.5	1,849,413	40.2	1,426,868	35.1

Commercial real estate and multi-family residential loans:
Construction and land development loans	362,653	7.8	393,101	8.5	287,641	7.1
Owner occupied loans	648,019	13.9	619,820	13.5	573,665	14.1
Nonowner occupied loans	579,625	12.5	567,674	12.3	571,364	14.0
Multifamily loans	304,717	6.5	279,713	6.1	240,652	5.9
Total commercial real estate and multi-family residential loans	1,895,014	40.7	1,860,308	40.4	1,673,322	41.1

Agri-business and agricultural loans:
Loans secured by farmland	195,410	4.2	150,503	3.2	174,380	4.3
Loans for agricultural production	234,234	5.0	187,651	4.1	205,151	5.0
Total agri-business and agricultural loans	429,644	9.2	338,154	7.3	379,531	9.3

Other commercial loans	94,013	2.0	97,533	2.1	112,302	2.8
Total commercial loans	4,210,049	90.4	4,145,408	90.0	3,592,023	88.3

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	167,847	3.6	170,671	3.7	177,227	4.4
Open end and junior lien loans	163,664	3.5	170,867	3.7	186,552	4.6
Residential construction and land development loans	12,007	0.3	11,012	0.3	12,966	0.3
Total consumer 1-4 family mortgage loans	343,518	7.4	352,550	7.7	376,745	9.3

Other consumer loans	103,616	2.2	105,285	2.3	98,617	2.4
Total consumer loans	447,134	9.6	457,835	10.0	475,362	11.7
Subtotal	4,657,183	100.0%	4,603,243	100.0%	4,067,385	100.0%
Less: Allowance for loan losses	(61,408)		(60,747)		(50,652)
Net deferred loan fees	(8,027)		(13,319)		(1,557)
Loans, net	$4,587,748		$4,529,177		$4,015,176

LAKELAND FINANCIAL CORPORATION

DEPOSITS AND BORROWINGS

FOURTH QUARTER 2020

(unaudited, in thousands)

	December 31,	September 30,	December 31,
	2020	2020	2019
Noninterest bearing demand deposits	$1,538,331	$1,420,853	$983,307
Savings and transaction accounts:
Savings deposits	312,702	289,500	234,508
Interest bearing demand deposits	2,160,953	1,844,211	1,723,937
Time deposits:
Deposits of $100,000 or more	785,238	965,709	910,134
Other time deposits	239,581	247,681	281,933
Total deposits	$5,036,805	$4,767,954	$4,133,819
FHLB advances and other borrowings	85,500	85,500	170,000
Total funding sources	$5,122,305	$4,853,454	$4,303,819

LAKELAND FINANCIAL CORPORATION

AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS

(UNAUDITED)

	Three Months Ended			Three Months Ended			Three Months Ended
	December 31, 2020			September 30, 2020			December 31, 2019
	Average	Interest	Yield (1)/	Average	Interest	Yield (1)/	Average	Interest	Yield (1)/
(fully tax equivalent basis, dollars in thousands)	Balance	Income	Rate	Balance	Income	Rate	Balance	Income	Rate
Earning Assets
Loans:
Taxable (2)(3)	$4,604,704	$45,779	3.96%	$4,541,608	$42,056	3.68%	$3,977,782	$47,639	4.75%
Tax exempt (1)	13,208	132	3.97	15,204	130	3.40	23,858	288	4.79
Investments: (1)
Available-for-sale	657,990	4,516	2.73	637,523	4,359	2.72	610,947	4,429	2.88
Short-term investments	2,334	1	0.17	8,865	3	0.13	54,439	339	2.47
Interest bearing deposits	223,269	75	0.13	79,369	41	0.21	81,335	194	0.95
Total earning assets	$5,501,505	$50,503	3.65%	$5,282,569	$46,589	3.51%	$4,748,361	$52,889	4.42%
Less: Allowance for loan losses	(61,438)			(59,519)			(50,753)
Nonearning Assets
Cash and due from banks	66,851			61,656			65,294
Premises and equipment	59,942			60,554			59,850
Other nonearning assets	180,958			175,601			159,237
Total assets	$5,747,818			$5,520,861			$4,981,989

Interest Bearing Liabilities
Savings deposits	$297,832	$57	0.08%	$282,456	$53	0.07%	$237,241	$55	0.09%
Interest bearing checking accounts	2,058,069	1,585	0.31	1,827,061	1,405	0.31	1,764,854	5,765	1.30
Time deposits:
In denominations under $100,000	242,846	792	1.30	254,315	982	1.54	282,683	1,422	2.00
In denominations over $100,000	878,684	2,584	1.17	972,436	3,501	1.43	1,017,815	5,775	2.25
Miscellaneous short-term borrowings	16,141	48	1.18	22,058	51	0.92	3,495	16	1.82
Long-term borrowings and subordinated debentures	75,000	75	0.40	75,000	74	0.39	30,255	397	5.21
Total interest bearing liabilities	$3,568,572	$5,141	0.57%	$3,433,326	$6,066	0.70%	$3,336,343	$13,430	1.60%
Noninterest Bearing Liabilities
Demand deposits	1,482,012			1,401,403			1,006,030
Other liabilities	52,557			55,154			48,423
Stockholders' Equity	644,677			630,978			591,193
Total liabilities and stockholders' equity	$5,747,818			$5,520,861			$4,981,989

Interest Margin Recap
Interest income/average earning assets		50,503	3.65		46,589	3.51		52,889	4.42
Interest expense/average earning assets		5,141	0.37		6,066	0.46		13,430	1.12
Net interest income and margin		$45,362	3.28%		$40,523	3.05%		$39,459	3.30%

(1)	Tax exempt income was converted to a fully taxable equivalent basis at a 21 percent tax rate. The tax equivalent rate for tax exempt loans and tax exempt securities acquired after January 1, 1983 included the Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) adjustment applicable to nondeductible interest expenses. Taxable equivalent basis adjustments were $649,000, $610,000 and $577,000 in the three-month periods ended December 31, 2020, September 30, 2020 and December 31, 2019, respectively.
(2)	Loan fees are included as taxable loan interest income. Net loan fees attributable to PPP loans were $5.21 million and $1.87 million for the three months ended December 31, 2020 and September 30, 2020, respectively. All other loan fees were immaterial in relation to total taxable loan interest income for the periods presented.
(3)	Nonaccrual loans are included in the average balance of taxable loans.

Reconciliation of Non-GAAP Financial Measures

The loan loss reserve to total loans, excluding PPP loans and total impaired and watch list loans to total loans, excluding PPP loans are non-GAAP ratios that management believes are important because they provide better comparability to prior periods. PPP loans are fully guaranteed by the SBA and have not been allocated for within the allowance for loan losses.

A reconciliation of these non-GAAP measures is provided below (dollars in thousands).

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sep. 30,	Dec. 31,	Dec 31,	Dec. 31,
	2020	2020	2019	2020	2019
Total Loans	$4,649,156	$4,589,924	$4,065,828	$4,649,156	$4,065,828
Less: PPP Loans	412,007	557,851	0	412,007	0
Total Loans, Excluding PPP Loans	$4,237,149	$4,032,073	$4,065,828	$4,237,149	$4,065,828

Allowance for Loan Losses	$61,408	$60,747	$50,652	$61,408	$50,652

Loan Loss Reserve to Total Loans	1.32%	1.32%	1.25%	1.32%	1.25%
Loan Loss Reserve to Total Loans, Excluding PPP Loans	1.45%	1.51%	1.25%	1.45%	1.25%

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sep. 30,	Dec. 31,	Dec 31,	Dec. 31,
	2020	2020	2019	2020	2019
Total Loans	$4,649,156	$4,589,924	$4,065,828	$4,649,156	$4,065,828
Less: PPP Loans	412,007	557,851	0	412,007	0
Total Loans, Excluding PPP Loans	$4,237,149	$4,032,073	$4,065,828	$4,237,149	$4,065,828

Total Impaired and Watch List Loans	$286,147	$221,335	$180,184	$286,147	$180,184
Total Impaired and Watch List Loans to Total Loans	6.15%	4.82%	4.43%	6.15%	4.43%
Total Impaired and Watch List Loans to Total Loans, Excluding PPP Loans	6.75%	5.49%	4.43%	6.75%	4.43%

Tangible common equity, tangible assets, tangible book value per share, tangible common equity to tangible assets ratio and pretax pre-provision earnings are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of equity, net of deferred taxes. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets, net of deferred taxes. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding less true treasury stock. Pretax pre-provision earnings is calculated by adding net interest income to noninterest income and subtracting noninterest expense. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. However, management considers these measures of the company’s value including only earning assets as meaningful to an understanding of the company’s financial information.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sep. 30,	Dec. 31,	Dec 31,	Dec. 31,
	2020	2020	2019	2020	2019
Total Equity	$657,184	$636,839	$598,100	$657,184	$598,100
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: Deferred tax assets related to goodwill	1,176	1,176	1,181	1,176	1,181
Tangible Common Equity	653,390	633,045	594,311	653,390	594,311

Assets	$5,830,435	$5,551,108	$4,946,745	$5,830,435	$4,946,745
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: Deferred tax assets related to goodwill	1,176	1,176	1,181	1,176	1,181
Tangible Assets	5,826,641	5,547,314	4,942,956	5,826,641	4,942,956

Ending Common Shares Issued	25,424,307	25,419,814	25,623,016	25,424,307	25,623,016

Tangible Book Value Per Common Share	$25.70	$24.90	$23.19	$25.70	$23.19

Tangible Common Equity/Tangible Assets	11.21%	11.41%	12.02%	11.21%	12.02%

Net Interest Income	$44,713	$39,913	$38,882	$163,008	$155,047
Plus: Noninterest income	11,782	13,115	11,119	46,843	44,997
Minus: Noninterest expense	(24,912)	(23,125)	(22,122)	(91,205)	(89,424)

Pretax Pre-Provision Earnings	$31,583	$29,903	$27,879	$118,646	$110,620

Net interest margin on a fully tax equivalent basis, net of PPP loan impact, is a non-GAAP measure that management believes is important because it provides for better comparability to prior periods. Because PPP loans have a low fixed interest rate of 1.0% and because the accretion of net loan fee income can be accelerated upon borrower forgiveness and repayment by the SBA, management is actively monitoring net interest margin on a fully tax equivalent basis with and without PPP loan impact for the duration of this program.

A reconciliation of this non-GAAP financial measure is provided below (dollars in thousands).

Impact of Paycheck Protection Program on Net Interest Margin FTE

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2020	2020	2019	2020	2019
Total Average Earnings Assets	$5,501,505	$5,282,569	$4,748,361	$5,184,836	$4,656,707
Less: Average Balance of PPP Loans	503,041	557,290	0	376,785	0
Total Adjusted Earning Assets	4,998,464	4,725,279	4,748,361	4,808,051	4,656,707

Total Interest Income FTE	$50,503	$46,589	$52,889	$195,549	$217,339
Less: PPP Loan Income	(6,509)	(3,294)	0	(12,832)	0
Total Adjusted Interest Income FTE	43,994	43,295	52,889	182,717	217,339

Adjusted Earning Asset Yield, net of PPP Impact	3.50%	3.65%	4.42%	3.80%	4.67%

Total Average Interest Bearing Liabilities	$3,568,572	$3,433,326	$3,336,343	$3,437,338	$3,390,512
Less: Average Balance of PPP Loans	503,041	557,290	0	376,785	0
Total Adjusted Interest Bearing Liabilities	4,071,613	3,990,616	3,336,343	3,814,123	3,390,512

Total Interest Expense FTE	$5,141	$6,066	$13,430	$30,095	$60,163
Less: PPP Cost of Funds	(320)	(350)	0	(956)	0
Total Adjusted Interest Expense FTE	4,821	5,716	13,430	29,139	60,163

Adjusted Cost of Funds, net of PPP Impact	0.38%	0.48%	1.12%	0.61%	1.29%

Net Interest Margin FTE, net of PPP Impact	3.12%	3.17%	3.30%	3.19%	3.38%

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